SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 2, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

Pacific Gas and Electric Company Bankruptcy

A.        Monthly Operating Report

On July 1, 2002, Pacific Gas and Electric Company (Utility) filed its monthly operating report for the month ended May 31, 2002 with the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court). The Utility's monthly operating report includes an unaudited income statement for the month and an unaudited balance sheet dated as of the end of the month.  These unaudited financial statements are attached as Exhibit 99 to this report. Although not included in Exhibit 99, the monthly operating report also includes a statement of receipts and disbursements, as well as other information.  The preliminary financial statements were prepared using certain assumptions and estimates that are subject to revision.  Any adjustments for these estimates (based upon changes in facts and circumstances, further analysis, and other factors) will be reflected in the financial statements in the period during which such adjustments are made.  These adjustments could have a material impact on reported results in the future.

B.         Dismissal of Federal Securities Lawsuit

As previously disclosed, after their first amended complaint was dismissed, the plaintiffs in the case entitled Gillam, et al. v. PG&E Corporation, and Robert D. Glynn, Jr. pending in the U.S. District Court for the Northern District of California filed a second amended complaint on February 4, 2002.  In addition to repeating many of the same allegations as were contained in the first amended complaint, the second amended complaint contained allegations similar to the allegations made in the complaint filed by the California Attorney General against PG&E Corporation regarding alleged violations of the California Public Utilities Commission’s (CPUC) holding company conditions.

On June 25, 2002, the court granted defendants’ motion to dismiss the second amended complaint.  The dismissal is with prejudice, prohibiting the plaintiffs from filing a further amended complaint.  The court found that the plaintiffs again failed to state a claim for securities fraud.

C.        Motion to Extend Exclusivity Period

On June 7, 2002, PG&E Corporation and the Utility filed a motion with the Bankruptcy Court to extend, until December 31, 2003, the period during which no third parties, other than the CPUC, may submit an alternate proposed plan of reorganization.  The exclusivity period was scheduled to end on June 30, 2002, unless extended.

On June 24, 2002, the Official Committee of Unsecured Creditors (OCC) filed a response in the Bankruptcy Court requesting that the exclusivity period be modified to enable the OCC to formulate and be in a position to file an alternative plan of reorganization if the proponents of the Utility’s proposed plan of reorganization and the CPUC’s alternate proposed plan of reorganization fail to come to terms on a consensual plan and it appears that neither plan as currently proposed is likely to be confirmed by the court or implemented in an expeditious fashion.  As previously disclosed, in May 2002, the OCC conducted a review of both plans and issued a report recommending that creditors vote in favor of both plans but declining to state a position on a preference vote for either plan.  On June 27, 2002, the Bankruptcy Court indicated it would enter an order granting the OCC’s request and extending the exclusivity period until December 31, 2002, except as to the CPUC (which the court previously excepted) and the OCC.

Neither the Utility nor PG&E Corporation can predict whether the OCC will submit an alternative plan nor what the terms of such plan would be.

D.        Nuclear Regulatory Commission Ruling

As previously disclosed, the Utility’s proposed plan of reorganization contemplates that the Utility’s nuclear generation assets and associated lands would be transferred to Electric Generation LLC, a California limited liability company (Gen).  On November 30, 2001, the Utility filed an application with the Nuclear Regulatory Commission (NRC) for approval to transfer the NRC operating licenses for the Diablo Canyon Nuclear Power Plant (Diablo Canyon) to Gen and one of its wholly owned subsidiaries.  In response to the Utility’s application, the CPUC, the County of San Luis Obispo, and the OCC, among others, filed petitions to intervene and requests for hearing.

On June 25, 2002, the NRC issued a Memorandum and Order denying these petitions to intervene and hearing requests with respect to the Diablo Canyon license transfer.  In particular, with respect to the CPUC, the NRC found that the CPUC did not have standing to participate at the NRC with respect to public health and safety matters, as opposed to economic regulatory matters.  In addition, the NRC found that the CPUC did not raise any litigable issues within the NRC’s jurisdiction and that the CPUC’s issues were being more properly addressed in other forums, such as the Bankruptcy Court and the Federal Energy Regulatory Commission (FERC).

Several other parties also had filed petitions to intervene expressing concerns solely with regard to how the antitrust conditions in the current licenses will be addressed in the proposed license transfers. These parties supported the Utility’s proposal to make the reorganized Utility, Gen, and Electric Transmission LLC (ETrans) (the new limited liability company formed to operate the electric transmission business of the Utility as contemplated in the Utility’s proposed plan of reorganization) jointly and severally responsible to comply with the antitrust conditions.  These parties seek intervention only if the NRC decides not to adopt the Utility’s proposal.  The NRC indicated that it will reserve its ruling as to these petitions.  If the NRC orders a hearing, the NRC stated that it would allow the CPUC and San Luis Obispo County to participate, but that their participation will be limited specifically to the antitrust matters.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99 - Pacific Gas and Electric Company Income Statement for the month ended May 31, 2002, and Balance Sheet dated May 31, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: /s/ CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: /s/ DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  July 2, 2002